Exhibit 99.1

FOR IMMEDIATE RELEASE

Alimera Sciences Reports First Quarter 2022 Results

•	Consolidated Net Revenue of $11.9 Million Up 6% vs. First Quarter of 2021
•	U.S. Net Revenue Increased 23% vs. First Quarter of 2021
•	U.S. End User Demand Up 25% vs. First Quarter of 2021

ATLANTA, May 9, 2022 -- Alimera Sciences, Inc. (Nasdaq: ALIM) (Alimera), a global pharmaceutical company whose mission is to be invaluable to patients, physicians and partners concerned with retinal health and maintaining better vision longer, today announced financial results for the first quarter of 2022. Alimera will host a conference call on May 9th, 2022, at 9:00 a.m. ET to discuss these results and provide an update on corporate developments.

“We are pleased with the continuing trend that we see in the U.S. market as we report another consecutive quarter of end user demand growth over the prior year period,” said Rick Eiswirth, Alimera’s President and Chief Executive Officer. “We believe that our strategy of investing behind raising our share of voice and other outreach is proving beneficial as it is increasing our engagement with physicians. In Europe, we are seeing signs of recovery with the lifting of COVID-19 restrictions. At the end of April, we have seen the trailing three months of end user demand across our international distributor markets reach an all-time high and have already received distributor orders in 2022 exceeding total distributor shipments in 2021. We expect sales in our direct markets in Europe to begin recovering this quarter as well and contribute to our overall growth toward the middle of the year.”

First Quarter 2022 Financial Results

Net Revenue

Consolidated net revenue was up 6% to approximately $11.9 million for Q1 2022, compared to $11.2 million for Q1 2021.

U.S. net revenue increased 23% to approximately $6.9 million for Q1 2022 compared to U.S. net revenue of $5.6 million for Q1 2021. End user demand, which represents units purchased by physicians and pharmacies from Alimera’s distributors, increased 25% to 918 units during Q1 2022 compared to 737 units during Q1 2021.

The difference between GAAP revenue and end user demand is due to the timing of distributor purchases. During Q1 2022, Alimera’s distributors sold approximately 8% more units to end users than they purchased from Alimera.

International net revenue decreased 11% to approximately $5.0 million in Q1 2022, compared to approximately $5.6 million in Q1 2021. The decrease in international net revenue in Q1 2022 was primarily due to the continued COVID-19 restrictions that limited patient volume in retina clinics and the ability of our sales personnel to call on customers in our direct markets. Additionally, our international net revenue, as reported in U.S. dollars, was negatively impacted by changes in the foreign exchange rates that reduced our international revenue by approximately 5% for Q1 2022.  Sales to our international distributor partners increased 55% to $1.7 million, driven by returning end user demand in those markets.

Operating Expenses

Total operating expenses were approximately $14.4 million for Q1 2022, compared to approximately $12.1 million for Q1 2021. Total operating expenses increased as Alimera re-invested to grow its business in markets where the impact of COVID-19 was easing and invested in the NEW DAY Study.

Net Loss

Net loss for Q1 2022 was $(6.0) million, compared to net loss of approximately $(3.6) million for Q1 2021. The loss in Q1 2022 was impacted negatively by approximately $556,000, or 9% of the net loss, associated with the change in the fair value of our warrant asset.  This asset did not exist as of Q1 2021, therefore there is no comparative change for that period.

Basic and diluted net loss per share for Q1 2022 was approximately $(0.85) compared to basic and diluted net loss per share of $(0.63) for Q1 2021.

Adjusted EBITDA

“Adjusted EBITDA,” a non-GAAP financial measure defined below, was approximately $(3.1) million for Q1 2022, compared to approximately $(1.3) million for Q1 2021. The increase in negative Adjusted EBITDA was a result of the targeted investments Alimera made to regain its engagement with physician practices in those markets that are no longer subject to COVID-19 lockdowns.

Cash and Cash Equivalents

As of March 31, 2022, Alimera had cash and cash equivalents of approximately $9.9 million, compared to $16.5 million at December 31, 2021.

Definition of Non-GAAP Financial Measure

For purposes of this press release, “Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation expenses, net unrealized gains and losses from foreign currency exchange transactions, severance expenses and change in fair value of warrant asset. Please refer to the sections of this press release entitled “Non-GAAP Financial Measure” and “Reconciliation of GAAP Measures to Non-GAAP Adjusted Measures –GAAP Net Income or Loss to Non-GAAP Adjusted EBITDA.”

ALIM Call Details - Q1 2022 Financial Results Conference Call

Conference Call to Be Held May 9, 2022

A live conference call will be hosted on May 9, 2022, at 9:00 a.m. ET by Rick Eiswirth, President and Chief Executive Officer, and Phil Jones, Chief Financial Officer, to discuss Alimera’s financial results and provide an update on corporate developments. Please refer to the information below for conference call dial-in information and webcast registration.

Conference date: Monday, May 9, 2022, 9:00 a.m. ET

Conference dial-in: 844-839-2190

International dial-in: 412-717-9583

Conference Call Name: Alimera Sciences (Nasdaq: ALIM) First Quarter 2022 Financial Results Conference Call

Conference Call Pre-registration: Participants are asked to pre-register for the call by navigating to: https://dpregister.com/sreg/10166659/f28bc03243

Please note that registered participants will receive their dial-in number upon registration and will dial directly into the call without delay. All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into the Alimera Sciences call.

The conference call will also be available through a live webcast which is also available through the company’s website.

Live Webcast URL: https://services.choruscall.com/mediaframe/webcast.html?webcastid=3QofsRVV

A replay will be available on Alimera’s website, www.alimerasciences.com, under “Investor Relations” one hour following the live call and will remain available until August 9, 2022.

Conference Call replay: US Toll Free: 1-877-344-7529

International Toll: 1-412-317-0088

Canada Toll Free: 855-669-9658

Replay Access Code: 9842780

End Date: May 23, 2022

Webcast Replay End Date: August 9, 2022

About Alimera Sciences, Inc.

www.alimerasciences.com

Alimera Sciences is a global pharmaceutical company whose mission is to be invaluable to patients, physicians and partners concerned with retinal health and maintaining better vision longer. For more information, please visit www.alimerasciences.com.

Non-GAAP Financial Measure

This press release contains a discussion of a non-GAAP financial measure, as defined in Regulation G promulgated under the Securities Exchange Act of 1934, as amended. Alimera reports its financial results in compliance with GAAP but believes that the non-GAAP measure of Adjusted EBITDA provides useful information to investors regarding Alimera’s operating performance. Alimera uses Adjusted EBITDA in the management of its business. Accordingly, Adjusted EBITDA for the three months ended March 31, 2022 and 2021 has been presented in certain instances excluding items identified in the reconciliations provided in the table entitled “Reconciliation of GAAP Measures to Non-GAAP Adjusted Measures – GAAP Net Income or Loss to Non-GAAP Adjusted EBITDA.” GAAP net income or loss is the most directly comparable GAAP financial measure to Adjusted EBITDA.

Adjusted EBITDA, as presented, may not be comparable to similarly titled measures reported by other companies because not all companies may calculate Adjusted EBITDA in an identical manner. Therefore, Adjusted EBITDA is not necessarily an accurate measure of comparison between companies.

The presentation of Adjusted EBITDA is not intended to be considered in isolation or as a substitute for guidance prepared in accordance with GAAP. The principal limitation of this non-GAAP financial measure is that it excludes significant elements required by GAAP to be recorded in Alimera’s financial statements. In addition, Adjusted EBITDA is subject to inherent limitations as it reflects the exercise of judgments by management in determining this non-GAAP financial measure.

Forward Looking Statements

This press release contains, and the conference call in which executives of Alimera will discuss this press release may include, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things,

Alimera’s expectations (i) regarding the continuing positive trend for Alimera’s business in the U.S. market, (ii) regarding the beneficial effect of Alimera’s marketing expenditures as they increase engagement with physicians, and (iii) that sales in its direct markets in Europe will begin recovering in the second quarter of 2022 and contribute to Alimera’s overall growth toward the middle of the year.

Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change these expectations, and could cause actual results to differ materially from those projected in these forward-looking statements. Meaningful factors that could cause actual results to differ include, but are not limited to, uncertainties associated with (a) the continued effects of COVID-19 on the ability or willingness of patients to visit their retina specialists for ILUVIEN injections, particularly in the EU; (b) governmental orders and policies adopted by healthcare facilities to address the COVID-19 pandemic, and the duration of these limitations; (c) the emergence of COVID-19 variants that may increase the transmissibility of the coronavirus or be more deadly, or both; (d) the success or failure of the vaccine campaigns in Alimera’s markets; and (e) the other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Alimera’s Annual Report on Form 10-K for the year ended December 31, 2021, which is on file with the SEC and available on the SEC’s website at http://www.sec.gov. Additional factors may also be described in those sections of Alimera’s Quarterly Report on Form 10-Q for the first quarter of 2022, to be filed with the SEC soon. Alimera undertakes no obligation to publicly update or revise any of the forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as required by law. Therefore, you should not rely on these forward-looking statements as representing Alimera’s views as of any date after today.

For investor inquiries:                                                  For media inquiries:

Scott Gordon                                                                  Jules Abraham

for Alimera Sciences                                                      for Alimera Sciences
scottg@coreir.com                                                         julesa@coreir.com

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ALIMERA SCIENCES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2022	2021

	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$9,946	$16,510
Restricted cash	33	34
Accounts receivable, net	18,776	19,128
Prepaid expenses and other current assets	3,546	3,809
Inventory	2,452	2,679
Total current assets	34,753	42,160
NON-CURRENT ASSETS:
Property and equipment, net	2,719	2,783
Right of use assets, net	1,624	1,710
Intangible asset, net	10,419	10,897
Deferred tax asset	134	137
Warrant asset	282	833
TOTAL ASSETS	$49,931	$58,520
CURRENT LIABILITIES:
Accounts payable	$6,604	$8,706
Accrued expenses	3,046	3,617
Notes payable	7,105	—
Finance lease obligations	251	269
Total current liabilities	17,006	12,592
NON-CURRENT LIABILITIES:
Notes payable, net of discount	36,245	43,080
Other non-current liabilities	5,283	5,453
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ DEFICIT:
Preferred stock:
Series A Convertible Preferred Stock	19,227	19,227
Common stock	70	69
Additional paid-in capital	377,541	377,229
Accumulated deficit	(403,236)	(397,281)
Accumulated other comprehensive loss	(2,205)	(1,849)
TOTAL STOCKHOLDERS’ DEFICIT	(8,603)	(2,605)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$49,931	$58,520

ALIMERA SCIENCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2022 AND 2021

(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2022	2021
	(unaudited)
REVENUE:
PRODUCT REVENUE, NET	$11,898	$11,214
COST OF GOODS SOLD, EXCLUDING DEPRECIATION AND AMORTIZATION	(1,680)	(1,562)
GROSS PROFIT	10,218	9,652
RESEARCH, DEVELOPMENT AND MEDICAL AFFAIRS EXPENSES	3,583	3,213
GENERAL AND ADMINISTRATIVE EXPENSES	3,240	3,413
SALES AND MARKETING EXPENSES	6,853	4,818
DEPRECIATION AND AMORTIZATION	689	638
OPERATING EXPENSES	14,365	12,082
LOSS FROM OPERATIONS	(4,147)	(2,430)
INTEREST EXPENSE AND OTHER	(1,364)	(1,343)
UNREALIZED FOREIGN CURRENCY GAIN, NET	108	125
CHANGE IN FAIR VALUE OF WARRANT ASSET	(552)	—
NET LOSS	$(5,955)	$(3,648)
NET LOSS PER SHARE — Basic and Diluted	$(0.85)	$(0.63)
WEIGHTED AVERAGE SHARES OUTSTANDING — Basic and Diluted	6,990,737	5,755,424

RECONCILIATION OF GAAP MEASURES TO NON-GAAP ADJUSTED MEASURES

GAAP NET INCOME OR LOSS TO NON-GAAP ADJUSTED EBITDA

(in thousands)

	Three Months Ended
	March 31,
	2022	2021
	(Unaudited)

GAAP NET LOSS	$(5,955)	$(3,648)
Adjustments to net loss:
Interest expense and other	1,364	1,343
Depreciation and amortization	689	638
Stock-based compensation expenses	313	262
Unrealized foreign currency exchange (gains) losses	(108)	(125)
Severance expense	—	195
Change in fair value of warrant asset	552	—
NON-GAAP ADJUSTED EBITDA	$(3,145)	$(1,335)